Exhibit 99.2

CONFIDENTIAL

Frontier Group Holdings, Inc.

4545 Airport Way

Denver, Colorado 80239

Attn: Mr. W. Franke, Mr. B. Biffle

January 11, 2025

Gentlemen:

Thank you for your letter dated January 7, 2025.

We are of course always exploring and open to ideas and proposals that maximize value for our Company and its stakeholders, and we share your view that a combination of our two companies has logic and could create a potent competitor in the marketplace. However, as explained further below, we are concerned about the timing of your proposal, and we also believe that your economic proposal is far short of what our stakeholders would support.

In our last discussions in the Summer and Fall of 2024, we were moving forward with you based on an agreement in principle, reached after several rounds of negotiations, that would have involved Spirit stakeholders receiving 26.5% of the equity of the combined company and $580 million of take-back debt. Assuming other acceptable terms, Spirit’s Board and management were willing to push forward expeditiously with a deal along those lines, even though our preliminary discussions with our bondholders last Fall generated a negative reaction from them to the transaction on those terms.

The proposal in your letter of January 7 represents an extremely material reduction in value compared to our 2024 agreement in principle. The $580 million in take-back debt has been reduced to $400 million in debt, the 26.5% of equity to 19%, and notwithstanding those reductions in consideration for Spirit stakeholders, your proposal further assumes our creditors will make an incremental $350 million equity investment, effectively requiring them to fund their own debt position in the combined company. Nor does your proposal address our now-drawn $300M RCF facility or many other core matters. Your letter also does not address liquidity that may be needed to bridge to a potential closing.

The new Frontier proposal, in our opinion, also falls far short of the consideration to be received by Spirit stakeholders under the current Chapter 11 Plan of Reorganization. The $400M of debt is less than half of the debt that will be provided to creditors under the Plan, and it is unclear based on our prior discussions how this new debt will be structured, whether and by what it will be secured, and whether it will be structured to trade in the market as a par security. There is also substantial uncertainty as to the value of the equity to be received and whether Frontier’s pro forma stock price will dramatically appreciate, as you imply in your letter, to a level that provides comparable or greater value to Spirit stakeholders, and we believe our creditors will look skeptically on these factors.

Please note that we have discussed the new Frontier proposal with the advisors to our bondholders as contemplated by your letter and required by our restructuring support agreement. We are told they believe your current proposal is so insufficient as not to merit a counter.

In addition to the significant improvement in the economic package that would be needed, as you will appreciate, for us to credibly advocate for a Frontier-Spirit combination to our constituents, the deal must provide closing certainty, without off-market closing conditions (of the kind you previously proposed) that give Frontier broad discretion to walk away. We would also need to understand whether your proposal would contemplate any rejection of contracts or address labor agreements, as that would likely complicate and prolong our chapter 11 proceedings. Also, given the level of diligence that you conducted in the Fall and the information available on the public docket, we expect bring-down confirmatory diligence would be de minimis and completed in a matter of days.

As we noted above, we share your view on the logic of a combination of our companies and are willing to work with you constructively to see if there is a deal that can be reached that is acceptable to all parties. Given the timing (we are about three weeks before our scheduled confirmation hearing), we would need to move very quickly in discussions with you and our stakeholders to see if there is a deal to be done here – and we are willing to commit the time and effort towards that goal but need assurances and feedback from you on the above topics. We recognize that the gap may be too large, and if we cannot reach agreement with you, we are highly confident that our extremely efficient standalone reorganization will position us well for the future.

Sincerely,

Ted Christie	Mac Gardner